Exhibit 10.1

SUBLEASE

between

ROIVANT SCIENCES, INC.

Sublandlord

and

UROVANT SCIENCES, INC.

Subtenant.

Dated:  June 10, 2019

SUBLEASE

SUBLEASE (this “Sublease”) dated as of June 10, 2019 between ROIVANT SCIENCES, INC., a Delaware corporation, having an office at 320 West 37th Street, 5th Floor, New York, NY 10018 (“Sublandlord”), and UROVANT SCIENCES, INC., a Delaware corporation, having an office at 5281 California Avenue, Suite 100, Irvine, CA 92617 (“Subtenant”).

WITNESSETH

WHEREAS, Sublandlord is the tenant under that certain Sublease Agreement dated as of September 7, 2016 (“Original Lease”) by and between Washington Building MT, LLC, a North Carolina limited liability company (“Prime Landlord”) and Sublandlord, as amended by that certain First Amendment to Sublease Agreement dated December 3, 2016 (“First Amendment”), as further amended by that certain Second Amendment to Sublease Agreement dated April 26, 2017 (“Second Amendment”), as further amended by that certain Third Amendment to Sublease Agreement dated March 7, 2018 (“Third Amendment”), as further amended by that certain Fourth Amendment to Sublease Agreement dated September 27, 2018 (“Fourth Amendment”), and as further amended by that certain Fifth Amendment to Sublease Agreement dated March 4, 2019 (“Fifth Amendment”) (the Original Lease, First Amendment, Second Amendment, Third Amendment, Fourth Amendment and Fifth Amendment shall hereinafter collectively be referred to as the “Prime Lease”), wherein Sublandlord leases from Prime Landlord various suites (collectively, the “Premises”), including Suite 1104, in the building known as the Washington Building located on the American Tobacco Campus, located at 324 Blackwell Street, Durham, Durham County, North Carolina (the “Building”), as more particularly described in the Prime Lease; and

WHEREAS, Subtenant is desirous of subletting from Sublandlord Suite 1104 at the Premises which consists of approximately 2,784 rentable square feet (the “Subleased Premises”), and Sublandlord is desirous of subletting the Subleased Premises to Subtenant, upon the terms, covenants, conditions, provisions and agreements hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto do covenant and agree as follows.

1.DEMISE AND TERM.

A.Sublandlord hereby sublets the Subleased Premises to Subtenant, and Subtenant hereby sublets the Subleased Premises from Sublandlord, upon the terms, covenants, conditions, provisions and agreements hereinafter set forth.

B.The term of this Sublease (the “Term”) shall commence five (5) days after the date on which Sublandlord notifies Subtenant in writing that it has received the Prime Landlord Consent (as hereinafter defined) and delivers the Subleased Premises to Subtenant (the “Commencement Date”), and shall expire on July 31, 2025 (the “Expiration Date”) or on such earlier date as this Sublease may expire or terminate pursuant to the terms hereof or by law.  Promptly after the occurrence of the Commencement Date, the parties shall agree in writing on the date of the Commencement Date.

C.If Sublandlord shall be unable to give possession of the Subleased Premises for any reason whatsoever, Sublandlord shall not be subject to any liability, nor shall the validity of this Sublease nor the obligations of Subtenant hereunder be thereby affected, provided however that the Commencement Date shall be delayed until Sublandlord is able to deliver possession of the Subleased Premises.

2.RENT.

A.Fixed Rent.  Commencing on the Commencement Date, Subtenant shall pay to Sublandlord annual base rent (“Fixed Rent”) in an amount equal to Thirty-One and 00/100 Dollars ($31.00) per rentable square foot. The parties acknowledge and agree that the Fixed Rent shall increase three percent (3%) annually, as set forth below:

Period	Annual Rent	Monthly Rent
Commencement Date – July 31, 2020	$86,304.00	$7,192.00
August 1, 2020 – July 31, 2021	$88,893.12	$7,407.76
August 1, 2021 – July 31, 2022	$91,559.91	$7,629.99
August 1, 2022 – July 31, 2023	$94,306.71	$7,858.89
August 1, 2023 – July 31, 2024	$97,135.91	$8,094.66
August 1, 2024 – July 31, 2025	$100,049.99	$8,337.50

Subtenant shall pay to Sublandlord the Fixed Rent each month during the Term without any deduction, offset, abatement, defense and/or counterclaim whatsoever, payable in advance on the first (1st) day of each month during the Term of this Sublease, provided, however, Subtenant shall pay to Sublandlord simultaneously with its execution of this Sublease the first monthly installment of Fixed Rent.  Partial months shall be prorated based on the actual number of days in the month.

B.Additional Rent. In addition to the Fixed Rent payable hereunder, Subtenant covenants to pay to Sublandlord, for periods occurring wholly or in part within the Term, as additional rent (“Additional Rent”), without any deduction, offset, abatement, defense and/or counterclaim whatsoever, all other amounts that are required to be paid to Prime Landlord pursuant to the Prime Lease with respect to the Subleased Premises, other than those amounts required to be paid as a result of Sublandlord’s breach of the Prime Lease.  If the Prime Landlord provides additional services to the Subleased Premises at the request of Subtenant, Subtenant shall pay One Hundred Percent (100%) of all charges payable to the Prime Landlord therefor upon demand of Prime Landlord or Sublandlord (or at such later time as may be permitted under the Prime Lease).

C.Payment.  Fixed Rent and all other amounts (such other amounts, “Additional Rent”) payable by Subtenant to Sublandlord under the provisions of this Sublease shall be paid promptly when due, without notice or demand therefor (unless Sublandlord is entitled to notice or demand therefor from the Prime Landlord), and without deduction, abatement, counterclaim or setoff of any amount for any reason whatsoever except as may be expressly provided herein.  Fixed Rent and Additional Rent shall be paid to Sublandlord in lawful money of the United States at the address of Sublandlord set forth at the beginning of this Sublease, or to such other person and/or at such other address as Sublandlord may from time to time designate by notice to Subtenant.  No payment by Subtenant or receipt by Sublandlord of any lesser amount than the amount stipulated to be paid hereunder shall be deemed other than on account of the earliest stipulated Fixed Rent or Additional Rent; nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction, and Sublandlord may accept any check or payment without prejudice to Sublandlord’s right to recover the balance due or to pursue any other remedy available to Sublandlord.  Any provision in the Prime Lease incorporated herein by reference referring to “fixed rent”, “annual rent”, “base rent”, “rent”, “payments”, or “charges” or words of similar import, shall be deemed to refer to Fixed Rent and Additional Rent due under this Sublease.

3.SUBORDINATE TO PRIME LEASE.  This Sublease is expressly made subject and subordinate to all of the terms, covenants, conditions, provisions and agreements contained in the Prime Lease and to any and all amendments, modifications, revisions, supplements or additions now or hereafter made thereto.  The restrictions, limitations and conditions imposed upon Sublandlord by the terms of the Prime Lease are imposed upon Subtenant with the same force and effect as if specifically set forth herein at length, and Subtenant assumes and agrees to perform all of the obligations of Sublandlord under the Prime Lease, except as otherwise expressly provided herein or to the extent inconsistent with, or inapplicable to any of the provisions of this Sublease.  A redacted copy of the Prime Lease is annexed hereto as Exhibit A and made a part hereof. Subtenant covenants and agrees that Subtenant will not use the Subleased Premises or any portion thereof, or permit the Subleased Premises, or any portion thereof, to be used in such manner as to be inconsistent with any of the obligations of Sublandlord to Prime Landlord under the Prime Lease, nor will Subtenant at any time do anything or omit to do anything or permit anything to be done which shall or may violate the Prime Lease, or result in any violation by Sublandlord of any of its obligations under the Prime Lease.  The violation by Subtenant of any provisions of this Section 3 shall be deemed a material default by Subtenant under the terms, covenants, conditions, provisions and agreements of this Sublease, and in such event, Sublandlord shall have and be entitled to the same rights and remedies under and with respect to this Sublease as if such default were with respect to Fixed Rent reserved hereunder.

4.INCORPORATION BY REFERENCE.

A.All of the terms, covenants, conditions, provisions and agreements contained in the Prime Lease are incorporated herein by reference so that, except as set forth in subparagraph B of this Section 4, and except to the extent that such incorporated provisions are inapplicable to the Subleased Premises or modified by the provisions of this Sublease, all of the terms, covenants, conditions, provisions and agreements of the Prime Lease which bind or inure to the benefit of the landlord thereunder shall, in respect of this Sublease, bind or inure to the benefit of Sublandlord, and all of the terms, covenants and conditions of the Prime Lease which bind or inure to the benefit of the tenant thereunder shall, in respect of this Sublease, bind or inure to the benefit of Subtenant, with the same force and effect as if such incorporated terms, covenants and conditions were completely set forth in this Sublease, and as if the words “landlord” and/or “Owner” or words of similar import, wherever the same appear in the Prime Lease, were construed to mean, “Sublandlord” in this Sublease, and as if the words “tenant” or “Tenant” or words of similar import, wherever the same appear in the Prime Lease, were construed to mean, “Subtenant”

in this Sublease, and as if the words “premises” and “leased premises” or words of similar import, wherever the same appear in the Prime Lease, were construed to mean “Subleased Premises” in this Sublease, but only to the extent that such reference applies to the portion of the Premises subleased by Subtenant, and as if the word “lease” or words of similar import, wherever the same appear in the Prime Lease, were construed to mean this “Sublease”, and as if the words “this date”, the “date hereof”, “the date of this Lease” and words of similar import, wherever same appear in the Prime Lease, were construed to mean “the date of this Sublease”.

B.Notwithstanding anything to the contrary contained herein, and solely for the purposes of incorporation herein, the terms, covenants, conditions, provisions and agreements of the Prime Lease are subject to the following modifications:

(1)In all provisions of the Prime Lease requiring the approval or consent of Prime Landlord, the Subtenant shall be required to obtain the approval or consent of both the Sublandlord and Prime Landlord; provided, however, that if the Prime Landlord shall have withheld its approval or consent, Sublandlord’s refusal to give its approval or consent in such instances shall not be deemed unreasonable.  If Subtenant shall seek the approval or consent of Sublandlord and Sublandlord shall fail or refuse to give such consent or approval, Subtenant shall not be entitled to any damages for any withholding or delay of such approval or consent by Sublandlord, it being intended that Subtenant’s sole remedy shall be an action for injunction or specific performance.

(2)In all provisions of the Prime Lease requiring tenant to submit, exhibit to, supply or provide Prime Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to supply the same to both Sublandlord and Prime Landlord.  In any such instance, such evidence, certificate or other matter or thing shall be deemed to be reasonably satisfactory to Sublandlord if Prime Landlord shall deem such evidence, certificate or other matter or thing satisfactory; provided, however, if Prime Landlord shall deem such evidence, certificate or other matter or thing unsatisfactory, Sublandlord’s refusal to accept same shall not be deemed unreasonable.

(3)In all provisions of the Prime Lease requiring tenant to give notice to Prime Landlord, such notice shall be simultaneously sent to both Prime Landlord and Sublandlord.  In all provisions of the Prime Lease referring to notice given by Prime Landlord to tenant, notice to Subtenant by either Sublandlord or Prime Landlord shall be effective. Any time period defined with reference to such notice shall commence by the earlier of notice to Subtenant by Sublandlord or Prime Landlord.

(4)The time limits contained in the Prime Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the tenant thereunder, or for the exercise by the tenant thereunder of any right or remedy, are changed for the purposes of incorporation herein by reference by shortening the same in each instance by three (3) days, so that in each instance, Subtenant shall have three (3) days less time to observe or perform hereunder than Sublandlord has as the tenant under the Prime Lease.

(5)Any grace period afforded to Subtenant under this Sublease upon the occurrence of any default or failure of performance on the part of Subtenant, shall expire one (1) day prior to the expiration of the applicable grace period afforded to Sublandlord under the Prime Lease for monetary defaults and three (3) days prior for nonmonetary defaults.

(6)The liability of Sublandlord with respect to compliance with any laws, rules, regulations or requirements shall be strictly limited and relate only to the acts and omissions and conduct of Sublandlord or Sublandlord’s agents, servants, employees and  contractors.

(7)Sublandlord shall have absolutely no liability or obligation to indemnify, defend or hold Subtenant harmless with respect to any act or omission or conducted referred to in the Prime Lease which shall be the conduct of the Prime Landlord or any other person, party or entity other than Sublandlord or Sublandlord’s agents, servants, employees and contractors.

(8)Subtenant shall have no right to resort to self-help, and in any instance where self-help would be available to Sublandlord, Subtenant’s sole right shall be to notify Sublandlord in writing of Prime Landlord’s failure to provide services or utilities, or perform its obligations under the Prime Lease, which notice shall set forth such failure(s) in reasonable detail and Sublandlord shall thereafter, at Subtenant’s sole cost and expense, use commercially reasonable efforts to cause Prime Landlord to restore such services or utilities, or perform such obligation, respectively, as the case may be.

(10)Sublandlord shall not be bound by any representation or warranty made by Prime Landlord under the Prime Lease.

(11)Sublandlord shall not be obligated to perform any repairs, restoration or other work required by Prime Landlord under the Prime Lease.

(12)The following provisions of the Prime Lease shall be inapplicable to this Sublease:

(i)any concessions of any nature in the Prime Lease relating to rentals or free rent periods;

(ii)any references to options for renewals or extensions;

(iii)any work to be performed by Prime Landlord;

(iv)any improvement allowances or reimbursements to be given by Prime Landlord;

(v)any options for expansion, or rights of first offer or refusal;

(vi)any options for tenant to terminate the Prime Lease.

(13)The following provisions of the Original Lease, shall not be incorporated into this Sublease: Section 1.02 references to work letter, Section 2.01 (Term/Renewal Option), 2.03.d and e. (Base Rent), 2.04 references to audit rights, 2.05 (Holding Over), Section 4.09(b), Section 4.13 (Security Deposit), 5.02 (Brokers), 10.12 (Right of First Refusal), Exhibit C, Paragraph 6 (Tenant Improvement Allowance), Exhibit E (Floor Plan), Exhibit F (Declaration of Lease Commencement) and Exhibit H (Refusal Space Floor Plans).

(14)The following provisions of the First Amendment, shall not be incorporated into this Sublease: Section 3 (Expansion Premises), Section 4 (Base Annual Rent), Section 5 (Parking), Section 6 (Tenant’s Work), Section 7 (Brokers), Exhibit A (Expansion Premises), Exhibit B, Paragraph 1F (Leased Premises Improvements Allowance) and Exhibit B, Paragraph 6 (Expansion Improvement Allowance).

(15)The following provisions of the Second Amendment, shall not be incorporated into this Sublease: Section 2(e) (Early Access), Section 3 (Base Rent), Section 4 (Parking), Section 6 (Security Deposit), Section 8 (Right of First Refusal), and Section 9 (Tenant’s Work), Section 10 (Brokers), and Exhibit B (Additional Improvement Allowance).

(16)The following provisions of the Third Amendment, shall not be incorporated into this Sublease: Section 3 (Extended Premises), Section 4 (Base Rent), Section 5 (Parking), Section 7 (Security Deposit), Section 9 (Right of First Refusal), Section 11 (Tenant’s Work), Section 12 (Brokers), Section 14 (Contingency), Exhibit A (Extended Premises), and Exhibit B, Paragraph 6 (Leased Premises Improvements Allowance) and Paragraph 8 (Entryway Work and Allowance).

(17)The entire Fourth Amendment.

(18)The entire Fifth Amendment.

5.PERFORMANCE BY SUBLANDLORD.

A.Any obligation of Sublandlord which is contained in this Sublease by incorporating the provisions of the Prime Lease shall be observed or performed by Sublandlord using reasonable efforts (which reasonable efforts specifically shall not include litigation, or the expenditure of money unless reimbursed by Subtenant) to cause the Prime Landlord to observe and/or perform the same, and Sublandlord shall have a reasonable time to enforce its rights to cause such observance or performance.  Sublandlord shall not be required to perform any obligation of the Prime Landlord.  Subtenant shall be entitled to the rights of Sublandlord, as tenant under the Prime Lease insofar as the same relate to the Subleased Premises.  Sublandlord shall have no liability by reason of any default of Prime Landlord under the Prime Lease, it being understood that if Sublandlord shall fail to fulfill any obligation of Sublandlord hereunder and if such failure is caused by the failure of Prime Landlord to comply with its obligations under the Prime Lease, then Sublandlord shall have no obligation or liability by reason of such failure, but, provided that Subtenant is not in default hereunder, beyond the expiration of any applicable notice and/or cure period, Sublandlord shall use good faith efforts to enforce such obligations against Prime Landlord in accordance with the terms of this Sublease.  Without limiting the generality of the foregoing, Subtenant understands that the supplying of services to the extent included in the Prime Lease, including, without limitation, heat, light, water, air conditioning and other utilities, janitorial cleaning, window washing and elevator services, and building maintenance and repair are the obligations of Prime Landlord, and that the Sublandlord has no control thereof, and assumes no responsibility in connection therewith; and no failure to furnish, or interruption of, any such services or facilities shall give rise to any (a) abatement, diminution or reduction of Subtenant’s obligations under this sublease, (b) constructive eviction, in whole or in part, or (c) liability on the part of Sublandlord, unless such failure to furnish, or interruption of, any such services was solely caused by or arose out of Sublandlord’s negligence or willful misconduct or the default by Sublandlord, as tenant, under the Prime Lease (which default was not caused by a default or willful misconduct by Subtenant hereunder).  Any recovery obtained against Prime Landlord in connection with Prime Landlord’s default under the Prime Lease or any abatement, credit, set-off or offset, to the extent it relates to an obligation of Prime Landlord which is, by the provisions of this Sublease, intended to benefit Subtenant and/or the Subleased Premises during or after the term hereof, shall be the property of Subtenant and Subtenant shall have the right to any such abatement, credit, set-off or offset to the extent Sublandlord actually receives such abatement, credit, set-off or offset under the Prime Lease.

B.Notwithstanding anything in this Sublease to the contrary with respect to any request for overtime services, Subtenant may make such request in Subtenant’s name directly to the Prime Landlord, provided such request is made in accordance with the terms of the Lease and a duplicate copy of such request is simultaneously given to Sublandlord. However, notwithstanding anything in this Sublease to the contrary, Sublandlord hereby grants to Subtenant, Sublandlord’s rights under the Lease to receive from Prime Landlord all of the services and repair rights Sublandlord is owed under the Lease relating to the Subleased Premises to the extent that Sublandlord is entitled (i) to receive same under the Lease and (ii) to grant same to Subtenant.  Upon written request of Subtenant, Sublandlord shall use its reasonable efforts (which reasonable efforts specifically shall not include litigation, or the expenditure of money unless reimbursed by Subtenant) to enforce Prime Landlord’s obligations as to such items if Prime Landlord does not respond to Subtenant’s requests, provided that Subtenant shall agree to bear the reasonable cost of any legal proceeding brought to enforce Prime Landlord’s duties, or at Subtenant’s choice, Sublandlord shall assign such right to Subtenant and Subtenant, in the name of Sublandlord and with Sublandlord’s full cooperation, shall enforce such right, at Subtenant’s own cost and expense.

C.Promptly upon receipt of written request of Subtenant, Sublandlord shall use reasonable efforts (which reasonable efforts specifically shall not include the expenditure of money (unless reimbursed by Subtenant) or litigation) to cause the Prime Landlord to observe and/or perform its obligations under the Prime Lease.  Subtenant shall not in any event have any rights in respect of the Subleased Premises greater than Sublandlord’s rights under the Prime Lease.

D.Notwithstanding anything to the contrary herein, if (and to the extent) any Fixed Rent and/or Additional Rent are actually abated, diminished or reduced pursuant to the Prime Lease in respect of the Subleased Premises, then Fixed Rent and/or Additional Rent payable hereunder by Subtenant shall also be abated, diminished or reduced during the same period that Fixed Rent and Additional Rent are so abated, diminished or reduced.

E.If Prime Landlord shall default in the performance of any of its obligations under the Lease or if Subtenant wishes to file a protest or dispute any matter or thing Sublandlord has the right to protest or dispute as tenant under the Prime Lease, the parties shall take the following steps:

(i)

Subtenant shall notify Sublandlord of Prime Landlord’s default or Subtenant’s desire to protest or dispute any default or other action on Prime Landlord’s part, and submit to Sublandlord any information or documents that support Subtenant’s claim.  Within a reasonable period of time thereafter, Sublandlord shall review such claims and use reasonable efforts to cause Prime Landlord to cure such default or to resolve such dispute.

(ii)

If Sublandlord does not agree that Prime Landlord has defaulted or that Subtenant has a reasonable basis for such protest or dispute, except in the event of an emergency, either party may, after reasonable attempts to resolve the dispute with senior management from both sides, submit the dispute to expedited arbitration in accordance with the rules of the American Arbitration Association before a single arbitrator.

(iii)

In the event of an emergency, Sublandlord shall use reasonable efforts to cause Prime Landlord to cure such default or dispute, whether or not Sublandlord agrees that there is a basis for such dispute.

(iv)

If Sublandlord fails to follow the steps set forth above or, if having done so, Prime Landlord refuses to resolve such default or dispute, then Subtenant shall have the right, at Subtenant’s sole cost and expense, and in the name of Sublandlord, to file any such protest and/or to make, demand or institute any appropriate action or proceeding against Prime Landlord for the enforcement of its obligations.  Sublandlord agrees that it shall sign such demands, pleadings and/or other papers and shall otherwise cooperate with Subtenant, as may be reasonably required or necessary, to enable Subtenant to proceed in Sublandlord’s name to enforce the obligations of Prime Landlord, provided that Subtenant shall indemnify Sublandlord against, and hold Sublandlord harmless from, any and all loss, cost, damage, expense, penalty or liability (including, but not limited to, reasonable attorneys’ fees and disbursements) incurred by Sublandlord by reason of the prosecution by Subtenant of any such proceeding or action or the filing of any such protest.  As a condition of the foregoing, Subtenant shall deposit with Sublandlord or make such reasonable assurances or otherwise provide such security as Sublandlord shall request.  Notwithstanding the foregoing, Subtenant shall not make any claim against Sublandlord for any damage which may arise, nor shall Subtenant’s obligations hereunder be impaired, by reason of (a) the failure of Prime Landlord to keep, observe or perform its obligations pursuant to the Prime Lease, or (b) the acts or omissions of Prime Landlord or any of its agents, contractors, servants, employees, invitees or licensees, unless Sublandlord is in default of its obligations under this Section 5 of this Sublease.

6.INSURANCE.  Subtenant covenants and agrees that during the Term, it will provide and keep in force and effect, with responsible insurance companies licensed to do business in the State of North Carolina, such policies of insurance and in such amounts not less than the amounts specified in the Prime Lease, naming Sublandlord and Prime Landlord and any mortgagee as additional insureds.  Upon execution of this Sublease by Subtenant, Subtenant shall deliver to Sublandlord and Prime Landlord certificates evidencing that such insurance is in full force and effect. In the event the Subtenant fails to deliver to Sublandlord or Prime Landlord certificates evidencing that such insurance is in full force and effect within seven (7) days of the date of this Sublease, the Subtenant shall automatically be considered to be in default under the terms of this Sublease without any required notice of default or any opportunity to cure. Subtenant understands that Sublandlord will not be obligated to carry insurance of any kind on any personal property in the Subleased Premises.  Subtenant waives any and all right of recovery which it might otherwise have against Sublandlord for loss or damage to such property or any part thereof, to the same extent that Subtenant’s insurer’s right of subrogation would be waived if insurance coverage with waiver of subrogation provisions were being maintained by Subtenant upon all such property, whether or not caused by the act, omission or negligence of Sublandlord or its agents, employees, contractors, licensees or invitees.

7.NO PRIVITY OF ESTATE.  Nothing contained in this Sublease shall be construed to create privity of estate or of contract between Subtenant and the Prime Landlord.

8.INDEMNITY.  Subtenant shall indemnify, defend and hold harmless Sublandlord and Prime Landlord and any mortgagee and their respective agents, employees, contractors, licensees and invitees (collectively, the “Indemnified Parties”) from and against all claims, actions, losses, costs, damages, expenses and liabilities, including, without limitation, reasonable attorneys’ fees and expenses (collectively, “Claims”), which the Indemnified Parties may incur or pay by reason of damage to person or property arising from (i) any accident, injury or damage occurring in the Subleased Premises, (ii) any breach or default hereunder on Subtenant’s part, (iii) any work done in or to the Subleased Premises by Subtenant and/or Subtenant’s employees, agents, contractors, invitees or any other person claiming through or under Subtenant, or (iv) any negligence on the part of Subtenant and/or Subtenant’s employees, agents, contractors, clients and other invitees, desk space sharers, subtenants and assignees, provided, however, that in no event shall Subtenant have any obligations hereunder for any Claims arising from the negligence or willful misconduct of Sublandlord, its employees, agents or contractors and Sublandlord shall indemnify, defend and hold harmless Subtenant and its agents, employees and contractors from and against any Claims arising from such negligence or willful misconduct.  The provisions of this paragraph shall survive the expiration or earlier termination of this Sublease.

9.LATE CHARGES; DEFAULT INTEREST.  If payment of any Fixed Rent or Additional Rent shall not have been made by the fifth (5th) day after the date on which such amount is due and payable, Subtenant shall pay to Sublandlord as and for agreed upon a late charge fee equal to the greater of (i) Five Hundred and 00/100 Dollars ($500.00), or (ii) four percent (4%) of such late payment.  In addition, such late payment shall incur interest at the lesser of (x) twelve percent (12%), and (y) the maximum lawful contract rate per annum, payable by Subtenant. Such late charge and interest shall be payable on the first day of the month following the month in which such charge accrues, and in default of payment of any such interest, Sublandlord shall have (in addition to all other rights and remedies) the same rights and remedies as Sublandlord has for the nonpayment of Fixed Rent.  Nothing contained herein shall be deemed to extend the date on which Fixed Rent and Additional Rent are due.

10.USE.  Subtenant shall use and occupy the Subleased Premises only for general, administrative and executive offices (the “Permitted Use”) and for uses incidental thereto that are permitted under the Prime Lease, and for no other purpose, all in accordance with the terms and conditions of the Prime Lease, and further covenants not to do any act which will result in a violation of the Prime Lease.  Subtenant shall have access to the Subleased Premises 24 hours per day, 365 days per year, subject to the terms of the Prime Lease and such reasonable restrictions or conditions to access as Prime Landlord shall impose on all office tenants in the Building and subject to any restrictions imposed by law enforcement authorities in the case of emergency or in the case of any annual shutdown of electricity or elevator service by Prime Landlord for the performance of repairs or maintenance.

11.CONDITION OF SUBLEASED PREMISES.

A.Subtenant is leasing the Subleased Premises in its “AS IS” condition as of the Commencement Date and Sublandlord shall have no obligation to furnish, render or supply any work, labor, repairs, improvements, restoration, services, fixtures, equipment, decorations or other items to make the Subleased Premises ready or suitable for Subtenant’s occupancy or at any other time during the Term of this Sublease.  In making and executing this Sublease, Subtenant has relied solely on such investigations, examinations and inspections as Subtenant has chosen to make or has made.  Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for full and complete investigations, examinations and inspections.

12.ALTERATIONS.  Subtenant shall make no change, decoration, alteration, addition or improvement (hereinafter, an “Alteration”) in or to the Subleased Premises of any nature without the prior consent of Sublandlord, which consent shall not be unreasonably withheld, and otherwise in compliance with the applicable terms, provisions, requirements, conditions, and agreements of the Prime Lease (including, without limitation, obtaining the consent of the Prime Landlord). If Subtenant is permitted to make any Alteration to the Subleased Premises during the term of this Sublease, Subtenant shall be obligated to restore the Subleased Premises to remove all such Alterations at the expiration or earlier termination of this Sublease and restore the Subleased Premises to substantially the same condition as existed prior to the installation of any such Alteration, but only to the extent such removal and restoration is required under the Prime Lease.  Subtenant, at its sole cost and expense, shall repair any damage to the Subleased Premises and/or the Building resulting from the installation, maintenance and/or removal of any Alteration to the Subleased Premises. The provisions hereof shall survive the termination or earlier expiration of this Sublease.

13.TERMINATION OF PRIME LEASE.

(a)If for any reason the Prime Lease shall terminate prior to the expiration of this Sublease, this Sublease shall thereupon be terminated and Sublandlord shall not be liable to Subtenant by reason thereof unless said termination of the Prime Lease shall have been effected because of a default by Sublandlord under the Prime Lease not resulting from Subtenant’s default hereunder.

(b)Notwithstanding the foregoing, if the Prime Lease and Sublandlord’s leasehold interest in the Subleased Premises shall be terminated (other than by condemnation or sale in lieu thereof), at the option of Prime Landlord, Subtenant shall attorn to Prime Landlord and shall, during the balance of the Term of this Sublease, perform all of the terms, covenants, conditions, provisions and agreements of this Sublease on the part of Subtenant to be performed.  In the event of any such attornment, Prime Landlord shall not be (a) liable for any act or omission or default of any prior sublessor (including, without limitation, Sublandlord); or (b) subject to any offsets or defenses which Subtenant might have against any prior sublessor (including without limitation, Sublandlord); or (c) bound by any rent or additional rent which Subtenant might have paid for more than the current month to any prior sublessor (including, without limitation, Sublandlord); or (d) bound by any amendment or modification of this Sublease made without Prime Landlord’s consent.  The foregoing shall be self-operative without the necessity of the execution of any further instruments but Subtenant agrees, upon the demand of Prime Landlord, to execute, acknowledge and deliver any instrument or instruments confirming such attornment.

(c)If the Prime Lease shall be terminated by reason of a default on the part of Subtenant with respect to any of the terms, covenants, conditions, provisions and agreements of this Sublease, Sublandlord shall be entitled to recover from Subtenant, as liquidated damages (and not as a penalty), the sum of (i) such amount or amounts as will be equal to the damages which the Prime Landlord shall be entitled to recover from Sublandlord in connection with such termination of the Prime Lease, (ii) the expenses incurred by Sublandlord in collecting the amounts referred to in (i) hereinabove (including, without limitation, reasonable attorneys’ fees and expenses), and (iii) any and all other amounts incurred by Sublandlord as a result thereof. The provisions hereof shall survive the termination or earlier expiration of this Sublease.

14.ASSIGNMENT AND SUB-SUBLETTING. Subtenant shall have no right to assign its interest in this Sublease or further sublet any portion of the Subleased Premises without Sublandlord’s prior consent, which consent may be withheld in Sublandlord’s sole and absolute discretion.

15.BROKERAGE.

A.Subtenant and Sublandlord represent to each other that it dealt with no broker or other person in connection with this Sublease.

B.Subtenant and Sublandlord shall each indemnify, defend and hold harmless the other party from and against any claims made by any broker or other person with whom such party may have had dealings for a brokerage commission, finder’s fee, or similar compensation, by reason of or in connection with this Sublease, and any loss, liability, damage, cost and expense (including, without limitation, reasonable attorneys’ fees) in connection with such claims.

C.The provisions of this Section 15 shall survive the expiration or earlier termination of this Sublease.

16.QUIET ENJOYMENT.  Sublandlord covenants that if and so long as Subtenant pays the Fixed Rent and Additional Rent and any other amounts due hereunder, and performs and observes all of the agreements, terms, conditions, covenants and provisions hereof, Subtenant shall quietly hold and enjoy the Subleased Premises, subject, however, to the terms of this Sublease and the Prime Lease and to the matters to which the Prime Lease is subject and subordinate.

17.HOLDOVER.  If Subtenant remains in possession of the Subleased Premises after the Expiration Date or earlier termination of the this Sublease without a new written sublease or written extension of this Sublease, (i) Subtenant shall be deemed a tenant at will, (ii) Subtenant shall continue to pay the Fixed Rent and Additional Rent provided in this Sublease, except that during any such period the Fixed Rent payable under this Sublease shall be One Hundred Fifty Percent (150%) of the Fixed Rent and Additional Rent payable for the month immediately preceding the Expiration Date or earlier termination of this Sublease, (iii) there shall be no renewal or extension of this Sublease by operation of law, (iv) notwithstanding any law, regulation, ordinance or governmental order to the contrary, such tenancy at will may be terminated upon thirty (30) days’ notice from Sublandlord, and (v) Subtenant shall be liable to Sublandlord for the actual damages suffered and expenses incurred by Sublandlord on account of such holdover. Notwithstanding anything to the contrary, the acceptance of any rent paid by Subtenant hereunder shall not preclude Sublandlord from commencing and prosecuting a holdover or summary eviction proceeding.

18.SURRENDER.  Subtenant shall, on the expiration or earlier termination of this Sublease, comply with all the provisions of the Prime Lease relating to the surrender of the Subleased Premises at the expiration of the term of the Prime Lease.  Subtenant agrees to reimburse Sublandlord for all costs and expenses incurred in removing and storing Subtenant’s property, or repairing any damage to the Subleased Premises caused by or resulting from Subtenant’s failure to comply with the provisions of this paragraph.  The provisions hereof shall survive the termination or earlier expiration of this Sublease.

19.NO WAIVER.  Sublandlord’s receipt and acceptance of Fixed Rent or Additional Rent, or Sublandlord’s acceptance of performance of any other obligation by Subtenant, with knowledge of Subtenant’s breach of any provision of this Sublease, shall not be deemed a waiver of such breach.  No waiver by Sublandlord or Subtenant of any term, covenant or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by Sublandlord or Subtenant, as the case may be.

20.SUCCESSORS AND ASSIGNS.  The provisions of this Sublease, except as herein otherwise specifically provided, shall extend to, bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  In the event of any assignment or transfer of the leasehold estate under the Prime Lease, the transferor or assignor, as the case may be, shall be and hereby is entirely relieved and freed of all obligations under this Sublease to the extent such obligations are expressly assumed in writing by the transferee or assignee.

21.LIABILITY OF SUBLANDLORD AND SUBTENANT.  The officers, directors, shareholders, partners and members of Sublandlord and Subtenant, disclosed and undisclosed, shall have no personal liability under this Sublease.

22.INTERPRETATION. Irrespective of the place of execution or performance, this Sublease shall be governed by and construed in accordance with the laws of the State of North Carolina applicable to agreements made and to be performed within the State of North Carolina.  The captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation.  This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted.  Each covenant, agreement, obligation or other provision of this Sublease binding upon Subtenant shall be deemed and construed as a separate and independent covenant of Subtenant, not dependent on any other provision of this Sublease unless otherwise expressly provided.  All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.  The word “person” as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.

23.CONSENT OF LANDLORD UNDER PRIME LEASE.

A.This Sublease is subject to and conditioned upon Sublandlord obtaining the written consent of the Prime Landlord to this Sublease.  Promptly after the execution and delivery of this Sublease by Sublandlord and Subtenant, Sublandlord shall promptly request the Prime Landlord’s Consent (as hereinafter defined).  Subtenant shall cooperate with Sublandlord in connection therewith and shall promptly deliver all information reasonably requested by Sublandlord and/or Prime Landlord. This Sublease shall have no effect until the Prime Landlord shall have given Prime Landlord’s Consent hereto in accordance with the terms of the Prime Lease. Sublandlord shall notify Subtenant of the granting or denial of the Prime Landlord’s consent to this Sublease, and if such consent shall be granted in writing, Sublandlord shall furnish Subtenant with a copy thereof.  If the Prime Landlord requests Subtenant to execute a written consent agreement with respect to this Sublease, Subtenant shall promptly comply.  The term “Prime Landlord’s Consent” shall mean Prime Landlord’s written consent to this Sublease on Prime Landlord’s standard form, provided that the Prime Landlord shall not be deemed to have given Prime Landlord’s Consent if it conditions such consent on the imposition of material obligations on, or the removal of material rights from, Sublandlord or Subtenant, or otherwise materially and adversely affects Sublandlord’s or Subtenant’s rights, unless Sublandlord or Subtenant, as the case may be, agrees thereto in its sole discretion.

B.If Prime Landlord refuses to consent to this Sublease, then upon such refusal, this Sublease shall be deemed null and void and of no effect (except for those provisions expressly stated herein to survive a termination) and Sublandlord shall return all prepaid amounts to Subtenant.

24.NOTICES.  Any notice hereunder shall be in writing and shall be personally delivered (against a signed receipt therefor), sent by postage prepaid registered or certified mail (return receipt requested), or sent by overnight courier to the parties at the addresses given on page one of this Sublease.  After Subtenant has moved into the Subleased Premises, notices shall be given to Subtenant at the Subleased Premises.  Notices shall be deemed given and received on the date received (as evidenced by signed receipt) by the party or on the date such party refuses to accept delivery.  Any party may change its address for purposes hereof by notice to the other party, given in accordance with this Section 24.  Copies of notices shall also be given, for informational purposes only, by mail to counsel to the parties as the parties may from time to time designate.  As of the date hereof, such counsel are as follows:

Counsel for Sublandlord:

Roivant Sciences, Inc.
320 West 37th Street, Suite 1220
New York, NY 10018
Attn: Legal Department
Help.legal@roivant.com

With a copy to:

Allison R. Lissner, Esq.
Belkin Burden Wenig & Goldman, LLP
270 Madison Avenue
New York, New York 10016
Fax: (212) 867-4466

Counsel for Subtenant:

Urovant Sciences, Inc.
5281 California Avenue, Suite 100
Irvine, CA 92617
Attn: Legal Department

With a copy to:

Andrew P. Hanson, Esq.
Sherry Meyerhoff Hanson & Crance LLP
610 Newport Center Drive, Suite 1350
Newport Beach, CA 92660

25.SECURITY.

A.Simultaneously with the execution of this Sublease by Subtenant, Subtenant shall deposit with Sublandlord, a clean, unconditional, irrevocable standby letter of credit issued by a United States banking institution acceptable to Sublandlord and doing business in the State of North Carolina (referred to as the “Bank”), in favor of Sublandlord, in the sum of Twenty One Thousand Five Hundred Seventy Six and 00/100 Dollars ($21,576.00) (referred to as the “Security Amount”) in funds available immediately or same day funds in North Carolina, as security for the faithful observance and performance by Subtenant of the terms, covenants and conditions of the Sublease on Subtenant’s part to be observed and performed.  Such letter of credit shall be for a term of not less than one (1) year which term shall be automatically renewed for successive one (1) year terms, unless the Bank gives not less than sixty (60) days prior written notice that it will not so renew the letter of credit for such successive term and the last term of the letter of credit shall end not less than sixty (60) days after the Expiration Date.  If such letter of credit is not automatically renewed as aforesaid, Subtenant agrees to cause the Bank to renew such letter of credit, from time to time, during the Term, at least forty-five (45) days prior to the expiration of said letter of credit or any renewal or replacement, upon the same terms and conditions.  The letter of credit required to be deposited hereunder, and all renewals and replacements, are referred to, collectively, as the “Letter of Credit”.  In amplification and not in limitation of the foregoing, the Letter of Credit shall expressly provide that (i) the Letter of Credit can be drawn down by presentation of a sight draft only without any other documents or statements, (ii) partial and multiple drawings are allowed, and (iii) a draw under the letter of credit by Sublandlord by facsimile transmission is acceptable.   Subtenant agrees upon request of Sublandlord (or their attorney) to request the bank that issued the letter of credit make certain modifications thereto, reasonably approved by Subtenant.   In connection therewith, any fees associated with amending the letter of credit shall be at Subtenant’s sole cost and expense.  The refusal of the bank to make such modifications shall have no effect on this Sublease or the Prime Lease.

B.If (i) Subtenant shall be in default under the terms, covenants, agreements or obligations of this Sublease beyond the expiration of any applicable notice and cure period provided for in this Sublease, or (ii) Subtenant fails to issue a replacement or amended Letter of Credit after Sublandlord has drawn down on any portion thereof, and such failure continues for ten (10) business days after demand, or (iii) Sublandlord receives notice that the expiration date of the Letter of Credit will not be extended by the Bank, Sublandlord, in addition to all rights and remedies which Sublandlord may have under this Sublease or at law, shall have the right to require the Bank to make payment to Sublandlord of the entire Security Amount or the undrawn portion thereof, as the case may be, represented by the Letter of Credit, which sum may be held by Sublandlord as Cash Security (as said term is hereinafter defined) in accordance with the provisions of this Article.

C.If this Sublease and the Term shall expire and come to an end as provided in the Sublease or under any summary proceeding or any other action or proceeding, or if Sublandlord shall re-enter the Subleased Premises as provided in the Sublease after a default by Subtenant, then Sublandlord, in addition to all rights and remedies which Sublandlord may have under this Sublease or at law, may draw on the Letter of Credit in one or more drawings for the amount of any Fixed Annual Rent or Additional Rent then due and for any amount then due and payable to Sublandlord under this Sublease (including for the payment of any sum which Sublandlord may expend or incur because of Subtenant’s default in the observance or performance of any such term, covenant or condition beyond the expiration of any applicable notice and cure period provided for in this Sublease, including, but not limited to, the payment of any damages or deficiency in the reletting of the Subleased Premises, whether such damage or deficiency accrued before or after summary proceedings or other re-entry by Sublandlord, without thereby waiving any other rights or remedies of Sublandlord with respect to such default), and pay such sum to Sublandlord’s account, which sum shall be held and applied by Sublandlord as Cash Security in accordance with the provisions of this Article.

D.In the event of a partial drawing of the Letter of Credit by Sublandlord, Subtenant shall, within ten (10) business days after demand, cause the issuing bank to issue an amendment to the Letter of Credit restoring the amount available thereunder to the Security Amount.  In amplification and not in limitation of the provisions of this Sublease, a failure by Subtenant to cause the issuing bank to timely issue an amendment to the Letter of Credit restoring the amount available thereunder to the Security Amount shall be deemed a monetary default in the payment of Fixed Annual Rent by Subtenant under the terms, covenants and conditions of the Sublease entitling Sublandlord to exercise all rights and remedies available to it at law and/or in equity without further notice or opportunity to cure by Subtenant.

E.Any proceeds of the Letter of Credit held by Sublandlord and not paid to Sublandlord for Sublandlord’s account as provided above shall be deemed held by Sublandlord as Cash Security and is referred to herein as “Cash Security”.  Upon the occurrence of any default by Subtenant of any of the terms, covenants, agreements or obligations of Subtenant under this Sublease beyond the expiration of any applicable notice and cure period provided for in this Sublease, or at any time after this Sublease is terminated, Sublandlord may use, apply or retain the whole or any part of any Cash Security held by Sublandlord to the extent required for the payment of any Fixed Annual Rent, Additional Rent or any other sum with respect to which

Subtenant is in default, or for the payment of any sum which Sublandlord may expend or incur because of Subtenant’s default in the observance or performance of any such term, covenant or condition beyond the expiration of any applicable notice and cure period provided for in this Sublease, including, but not limited to, the payment of any damages or deficiency in the reletting of the Subleased Premises, whether such damage or deficiency accrued before or after summary proceedings or other re-entry by Sublandlord, without thereby waiving any other rights or remedies of Sublandlord with respect to such default, and Sublandlord shall hold the remainder of such Cash Security as security for the faithful performance and observance by Subtenant of the terms, covenants and conditions of this Sublease on Subtenant’s part to be observed and performed with the same rights as hereinabove set forth to use, apply or retain all or any part of such remainder in the event of any further default by Subtenant under this Sublease. Subtenant shall have the right to substitute the Cash Security by delivering to Sublandlord a Letter of Credit that satisfies the conditions set forth herein (the “Replacement Letter of Credit”), in which event, Sublandlord shall deliver the Cash Security to Subtenant within ten (10) business days after receipt of the Replacement Letter of Credit.

F.If Sublandlord uses, applies or retains the whole or any part of the Cash Security held by Sublandlord hereunder, Subtenant, within ten (10) business days after notice thereof, shall deliver to Sublandlord, in cash or by a cashier’s check, or Subtenant’s certified check, in either case drawn by or on a bank which is a member of the North Carolina Clearing House Association and payable to the order of Sublandlord, the sum necessary to restore the Cash Security to the Security Amount.  In amplification and not in limitation of the provisions of this Sublease, a failure by Subtenant to so replenish the Cash Security to the Security Amount shall be deemed a monetary default in the payment of Fixed Annual Rent by Subtenant under the terms, covenants and conditions of the Sublease entitling Sublandlord to exercise all rights and remedies available to it at law and/or in equity without further notice or opportunity to cure by Subtenant.

G.The Letter of Credit and/or any remaining portion of any Cash Security then held by Sublandlord for the performance of Subtenant’s obligations under this Sublease as security shall be returned to Subtenant thirty (30) days after (i) the Expiration Date and (ii) the full observance and performance by Subtenant of all of the terms, covenants and conditions of this Sublease on Subtenant’s part to be observed and performed.

H.Sublandlord agrees that, if not prohibited by law or the general policies of lending institutions in North Carolina, Sublandlord shall deposit any Cash Security held by Sublandlord in an interest‑bearing savings account at a bank or banks selected by Sublandlord, and all interest accruing thereon shall be added to and become part of such Cash Security and shall be retained by Sublandlord under the same conditions as the principal sum held as Cash Security.  Subtenant shall deliver to Sublandlord a completed W-9 in order to receive any interest on the Cash Security, and if Subtenant fails to provide same to Sublandlord, Subtenant's security shall be deposited into a non-interest bearing account until Sublandlord receives a completed W-9 form.

I.Subtenant agrees that it will not assign, mortgage or encumber, or attempt to assign, mortgage or encumber, the Letter of Credit or any Cash Security held by Sublandlord under this Sublease, and that neither Sublandlord nor its successors or assigns shall be bound by any such assignment, mortgage, encumbrance, attempted assignment, attempted mortgage or attempted encumbrance.  Sublandlord shall not be required to exhaust its remedies against Subtenant before having recourse to the Letter of Credit, the Cash Security or any other security held by Sublandlord.  Recourse by Sublandlord to the Letter of Credit, the Cash Security or any other security held by Sublandlord shall not affect any remedies of Sublandlord which are provided in this Sublease or which are available in law or equity.

26.CASUALTY OR CONDEMNATION.

A.If the Subleased Premises or the Building shall be partially or totally damaged by fire or other cause, the consequences thereof shall be determined pursuant to Article 9 of the Prime Lease.  Subtenant’s right to an apportionment of rent and to repairs shall be dependent upon whether or not Sublandlord has a right to apportionment of rents and/or repairs under said Article 9 of the Prime Lease.

B.In the event that all or any portion of the Subleased Premises shall be acquired or condemned by eminent domain for any public or quasi-public use or purpose, whether permanently or temporarily, this Sublease shall terminate as of the date of the vesting or acquisition of title in the condemning authority with the same effect as if said date were the Expiration Date.  Subject to the terms of the Prime Lease, Sublandlord’s and Subtenant’s rights in respect of any award or payment in connection with such acquisition or condemnation shall be governed by the provisions of the Prime Lease which have been incorporated herein.

27.PARKING.Subtenant shall be permitted to use three (3) of Sublandlord’s unreserved parking cards per one thousand (1,000) rentable square feet of space in the Subleased Premises (the “Parking Cards”), i.e. eight (8) Parking Cards, pursuant to the terms and conditions in Section 1.05 of the Original Lease. Any additional parking spaces above and beyond the Parking Cards must be paid for by Subtenant at a rate of $100.00 per parking card per month pursuant to the terms and conditions in Section 1.05 of the Original Lease. Parking passes that are cancelled (e.g. if the relevant employee separates or needs to transfer the pass to a new vehicle), will be charged a $75.00 fee per requirements from the Prime Landlord.

28.DEFAULT.  If Sublandlord shall receive a notice from Prime Landlord, which default arises out of or is in connection with Subtenant’s actions or failure to act under this Sublease, then Sublandlord, after ten (10) days’ written notice to Subtenant and without waiving or releasing Subtenant from any obligation contained in this Sublease, may, but shall be under no obligation to, make any such payment or perform any such act on Subtenant’s part to be made or performed as provided in this Sublease in order to cure the default under the Prime Lease, and may enter upon the Subleased Premises for such purpose and take all such other actions as may be necessary therefor.  All sums paid by Sublandlord and all costs and expenses incurred by Sublandlord in connection with the performance of any such act, together with interest thereon at the Interest Rate, from the respective dates of Sublandlord’s making of each such payment or incurring of each such cost and expense, shall constitute Additional Rent payable by Subtenant, without set-off or deduction, and shall be paid by Subtenant to Sublandlord within fifteen (15) days after demand therefor.

29.OPERATING EXPENSES. The parties hereby agree that the Subtenant shall be obligated to pay their pro-rata share of the Operating Expenses as Additional Rent, pursuant to Section 2.04 of the Original Lease. The Subtenant’s pro-rata share shall be equal to 13.20% of the Tenant’s Pro Rata Share.

30.MISCELLANEOUS.

A.Capitalized terms used and not otherwise defined herein shall have the meaning given to them in the Prime Lease.

B.All rights and remedies of Sublandlord enumerated herein and in the Prime Lease shall be cumulative, none shall exclude any other right or remedy allowed at law or in equity, and said rights or remedies may be exercised and enforced concurrently.

C.No waiver by Sublandlord or Subtenant of any covenant or condition or the breach of any covenant or condition of this Sublease shall constitute a waiver of any subsequent breach of such covenant or condition or authorize the breach or non-observance of any other occasion of the same or any other covenant or condition hereof.

D.A determination that any provision of this Sublease is unenforceable or invalid shall not affect the enforceability or validity of any other provision, and any determination that the application of any provision of this Sublease to any person or to particular circumstances is illegal or unenforceable shall not affect the enforceability or validity of such provisions as it may apply to other persons or circumstances.

E.There are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Sublease which are not fully expressed in this Sublease.  This Sublease cannot be changed or terminated orally or in any manner other than by a written agreement executed by both parties.

F.If any provision of this Sublease or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Sublease and the application of that provision to other persons or circumstances shall not be affected but rather shall be enforced to the extent permitted by law.  The table of contents, captions, headings and titles, if any, in this Sublease are solely for convenience of reference and shall not affect its interpretation.  If any words or phrases in this Sublease shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Sublease shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Sublease and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.  All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.  The word “person” as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity.

G.In the case of any conflict or inconsistency between the provisions of the Prime Lease and this Sublease, the provisions of this Sublease shall, as between Sublandlord and Subtenant, control.

H.This terms, covenants, conditions, provision, and agreements contained in this Sublease shall bind and inure to the benefit of the parties hereto and their respective legal representatives and successors and, except as otherwise expressly provided herein, their assigns.

I.This Sublease contains and is intended to contain the entire agreement between the parties with respect to the subject matter hereof, and there are no oral or collateral understandings, agreements, representations, warranties, promise or undertakings of any nature whatsoever, express or implied, not expressly set forth herein.

J.Subtenant and Sublandlord each represents and warrants to the other party that: (i) the execution, performance and delivery of this Sublease by such party does not violate any provision of its by-laws, or any indenture, document, agreement or other instrument which may heretofore be binding upon such party, and has been duly and validly authorized and approved by such party; and (ii) the obligations of such party under this Sublease are valid, binding and enforceable against such party in accordance with its terms, and (iii) the person executing this Sublease on behalf of such party has the requisite power and authority to so execute, perform and deliver same.

K.This Sublease may be executed in one or more counterparts, each of which shall be deemed an original and all such counterparts shall constitute one and the same instrument.

REMAINDER OF PAGE INTENTIONALLY BLANK

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the day and year first above written.

SUBLANDLORD:

ROIVANT SCIENCES, INC.

By:	/s/ Matthew Gline
Name: Matthew Gline
Title: CFO

SUBTENANT:

UROVANT SCIENCES, INC.

By:	/s/ Christine Ocampo
Name: Christine Ocampo
Title: Chief Accounting Officer

Exhibit A

Redacted Prime Lease

[Omitted]

23